Exhibit 23.2


            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the inclusion in the prospectus constituting a part of this Registration Statement on Form S-1 of our report dated April 30, 2003 (July 31, 2003 as to Notes 1 and 19 of the September 30, 2002 Financial statements) relating to the consolidated financial statements and schedule of Vertex Interactive, Inc. as of and for the year ended September 30, 2002, which are contained in that prospectus.

We also consent to the reference to us under the caption "Experts" in the prospectus.

Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.


/s/ WithumSmith+Brown P.C.

WithumSmith+Brown P.C.
Livingston, New Jersey
June 18, 2004